PROSPECTUS SUPPLEMENT NO. 1 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 2, 2023) Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

8,702,778 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 2, 2023 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in (i) Item 2.05 and (ii) Item 5.02 of our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 20, 2023 (the “Report”), but excluding the information which was furnished and not filed under (i) Item 2.02 (including the related Exhibit 99.1 under Item 9.01) of such Report. Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 8,702,778 shares of our common stock, no par value per share (“common stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein (collectively, the “Selling Stockholders”) or their permitted transferees may offer and sell from time to time up to 8,702,778 shares of our common stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On July 19, 2023, the closing price of our common stock on Nasdaq was $1.05 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 20, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2023

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard Suite 210
Incline Village, Nevada		89451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 20, 2023, Vintage Wine Estates, Inc. ("VWE" or the "Company") issued a press release announcing, among other things, certain preliminary unaudited financial results for the fiscal year ended June 30, 2023. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information set forth, or referred to, in this Item 2.02, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), except as expressly set forth by specific reference in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 20, 2023, as a result of recent changes in the Company's financial condition, the Company's executive officers, authorized by the Board of Directors (the "Board") to take such action, approved an organizational restructuring plan (the "Plan") to expand margin through simplification and improved execution, measurably reduce costs, improve cash management, monetize assets, reduce debt and grow revenue of its key brands. As part of the Plan, which was finalized on July 17, 2023, there is a reduction in force affecting approximately 25 roles, or 4% of the workforce, which is expected to increase the Company's annualized cost savings to approximately $6 million, including the impact of the actions taken in March 2023 as discussed in the Company's press release dated April 5, 2023. Affected employees were informed of the reduction in force on or about July 20, 2023. The Company expects the reduction in force to be substantially complete by the end of the first quarter of fiscal 2024.

Cash expenditures for the reduction in force are estimated to be $6 million to $7 million, substantially all of which are related to employee severance and benefits costs. The majority of the expense will be accrued in the first quarter of fiscal 2024.

Item 2.05 of this report ("Item 2.05") contains "forward-looking statements" within the meaning established by the Private Securities Litigation Reform Act of 1995, which are identified by words such as "expects," "estimates," or "estimated," "expected," and other similar words, expressions, and formulations. Item 2.05 contains forward-looking statements regarding the timing and scope of the reduction in force and the amount and timing of the related charges. Many factors could affect the actual results of the reduction in force, and variances from the Company's current expectations regarding such factors could cause actual results of the reduction in force to differ materially from those expressed in these forward-looking statements. The Company presently considers the following to be a non-exclusive list of important factors that could cause actual results to differ materially from its expectations: estimates of employee headcount reductions; cash expenditures that may be made by the Company in connection with the reduction in force; and the number of outstanding unvested equity awards that will be canceled as a result of the reduction in force. A detailed discussion of these and other risks and uncertainties that could cause the Company's actual results to differ materially from these forward-looking statements is included in the documents that the Company files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These forward-looking statements speak only as of the date of this Report, and the Company does not undertake any obligation to revise or update such statements, whether as a result of new information, future events, or otherwise.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kaufman Appointment

On July 20, 2023, the Company announced that the Board appointed Seth Kaufman, age 49, as the Company’s President and Chief Executive Officer, effective on or prior to October 30, 2023. In connection with such appointment, the Company entered into an Employment Agreement (the "Employment Agreement") with Mr. Kaufman, pursuant to which the Company will pay an annualized base salary of $900 thousand, a target bonus of 80% of base salary, which is guaranteed for fiscal 2024, and a signing bonus of $326 thousand payable in two equal lump sums on the 6-month and 12-month anniversary dates of his employment, respectively. Additionally, the Company awarded Mr. Kaufman a one-time grant of 4 million stock options, pursuant to the Company's 2021 Omnibus Incentive Plan (the "2021 Plan"), with each one-fourth of the granted options vesting over four years and being exercisable at $1.50, $3.00, $4.50, and $6.00 per share respectively; 1 million time-vesting restricted stock units pursuant to the 2021 Plan, which vest over four years; and 2 million performance-vesting restricted stock units (the "PSUs") pursuant to the 2021 Plan, which vest over four years, provided that for each one-third of the granted PSUs, the Volume Weighted Average Price per share of the Company's common stock over a 30 day consecutive trading day period preceding an applicable vesting date is at least $2.00, $4.00, and $6.00 per share, respectively.

For the last four years, Mr. Kaufman has been President and CEO of Moët Hennessy North America, which is a wine and spirits business of LVMH. Prior to LVMH, Mr. Kaufman progressively advanced through several roles over a nearly 20-year career with PepsiCo, Inc., including President, PepsiCo North America Nutrition and the Hive Emerging Brand Unit, Senior Vice President, Pepsi Trademark and Flavors, and the Chief Marketing Officer, PepsiCo North America Beverages. His career began as a Regional Market Director for a division of Interep Radio. Mr. Kaufman earned his M.B.A. from the University of Michigan, Ross School of Business and his B.S. in Television, Radio & Film Management from the Syracuse University, S.I. Newhouse School of Public Communications.

There are no family relationships among Mr. Kaufman and any of our directors and executive officers and, except as discussed above, there are no arrangements or understandings between him and any other persons pursuant to which he was appointed as our Chief Executive Officer. Neither Mr. Kaufman nor any of his immediate family members have been a party to any transaction with the Company, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Wheatley Separation Agreement

On July 19, 2023, the Company and Terry Wheatley, President of VWE, entered into a Separation Agreement and Release of all Claims (the "Separation Agreement") whereby Ms. Wheatley voluntarily elected to resign from the Company, effective July 19, 2023. Pursuant to the terms of the Separation Agreement, the employment agreement between the Company and Ms. Wheatley effective June 7, 2021 (the "Prior Employment Agreement") was terminated and upon such termination the Company agreed to provide Ms. Wheatley her accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through July 19, 2023, and any vested amounts or benefits that she is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Ms. Wheatley an amount equal to three years of her annual base salary, to be paid in monthly installments over twenty-four consecutive months, a one-time payment of $125 thousand and reimbursement for the cost of health insurance continuation coverage through December 31, 2023, if continuation coverage is elected by Ms. Wheatley. In addition, the Company agreed to use good faith reasonable efforts to enter into an asset purchase agreement for the sale to Ms. Wheatley of the Company’s intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem & Jane" trademarks. In connection with her separation, all outstanding stock options and unvested restricted stock units previously granted to Ms. Wheatley under the 2021 Plan ceased to vest and any unvested awards were forfeited.

The Company issued press releases announcing such management changes on July 20, 2023. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2.

The foregoing summaries of the Employment Agreement and Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and Separation Agreement, respectively, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, which are incorporated herein by reference.

Johnston Compensation Changes

On July 17, 2023, the Compensation Committee (the "Committee") of the Board unanimously approved an increase in the annualized base salary for Kristina Johnston, Chief Financial Officer of the Company, effective July 1, 2023, from $320 thousand to $400 thousand, awarded Ms. Johnston a one-time retention bonus in the amount of $175 thousand, provided Ms. Johnston remains employed by the Company at September 30, 2023, and granted Ms. Johnston a one-time stock compensation award of 250 thousand restricted stock units that vest over two years, 500 thousand restricted stock units that vest over four years, 62.5 thousand stock options that vest over two years with an exercise price of $1.50, and 187.5 thousand stock options that vest over four years with an exercise price of $1.50.

The descriptions of Mr. Kaufman's and Ms. Johnston's option awards are not complete and are qualified in their entirety by reference to the Form of Stock Option Award Agreement (2021 Omnibus Incentive Plan), attached hereto as Exhibit 10.3 and incorporated herein by reference. The descriptions of Mr. Kaufman’s and Ms. Johnston’s time-vesting restricted stock unit awards are not complete and are qualified in their entirety by reference to the Form of Restricted Stock Unit Award Agreement (2021 Omnibus Incentive Plan – Time Vesting), attached hereto as Exhibit 10.4 and incorporated herein by reference. The description of Mr. Kaufman’s performance-vesting restricted stock unit awards is not complete and is qualified in its entirety by reference to the Form of Restricted Stock Unit Award Agreement (2021 Omnibus Incentive Plan – Performance Vesting), attached hereto as Exhibit 10.5 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between Vintage Wine Estates, Inc., a Nevada Corporation, and Seth Kaufman ◆
10.2	Separation Agreement and Release of all Claims dated July 19, 2023, between Vintage Wine Estates, Inc. and Terry Wheatley ◆ †
10.3	Form of Stock Option Award Agreement (2021 Omnibus Incentive Plan) ◆
10.4	Form of Restricted Stock Unit Award Agreement (2021 Omnibus Incentive Plan – Time Vesting) ◆
10.5	Form of Restricted Stock Unit Award Agreement (2021 Omnibus Incentive Plan – Performance Vesting) ◆
99.1	Press Release of Vintage Wine Estates, Inc. dated July 20, 2023
99.2	Press Release of Vintage Wine Estates, Inc. dated July 20, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

◆ Indicates management compensatory plan, contract or arrangement.

† Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)
Date:	July 20, 2023	By:	/s/ Kristina Johnston
Kristina Johnston Chief Financial Officer

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) between Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), and Seth Kaufman (the “Executive”), is entered into as of July 20, 2023 (the “Effective Date”).

WHEREAS, the Company desires to employ, or to cause one of its affiliates to employ (such employing entity, the “Employer”), the Executive as its Chief Executive Officer and the Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1. Employment and Acceptance. As of the Effective Date, the Employer shall employ the Executive, and the Executive shall accept such employment and serve the Employer and the Company, subject to the terms of this Agreement.

Section 1.2. Term. Notwithstanding anything in this Agreement to the contrary, the Executive’s employment under this Agreement shall be at-will and the Company, the Employer or the Executive may terminate the Executive’s employment for any reason or no reason at any time, subject to the obligations and termination provisions contained in ARTICLE 5 below.

ARTICLE 2

TITLE; DUTIES; TIME COMMITMENT; LOCATION

Section 2.1. Title. Beginning on the Effective Date, the Executive shall serve as the Company’s Chief Executive Officer. As Chief Executive Officer, the Executive shall perform his duties to the best of his ability, experience and talent, reporting directly to the Board of Directors of the Company (the “Board”), and shall adhere to the Employer’s and the Company’s written policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended. The Company shall cause the Executive to be nominated for election as a member of the Board at its shareholder meeting held in November 2024 and to be nominated for re-election as a member of the Board at the expiration of each then-current term. At all times during his employment under this Agreement when he is not serving as a member of the Board, the Executive shall be entitled to act as a non-voting Board observer entitled to attend all Board meetings, except for executive sessions or those meetings related to his own performance reviews or where his presence would create a conflict of interest.

Section 2.2. Time Commitment. During his employment under this Agreement, the Executive shall use his best efforts to promote the interests of the Company and, unless otherwise agreed to in writing by the Company, shall devote substantially all of his business time to the performance of his duties hereunder and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the prior written consent of the Board; provided that the foregoing shall not prevent the Executive from (a) participating in charitable, civic, educational, professional, community or industry affairs, or (b) managing the Executive’s passive personal investments, or (c) serving as a member of the board of directors of, or as a paid or unpaid advisor or consultant to (with time commitments comparable to those of a director), up to one other company at any given time in the future with the approval of the Board so long as such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder (including any obligations set forth in the Confidentiality Agreement) or create a potential business or fiduciary conflict (in each case, as determined reasonably by the Board).

Section 2.3. Location. During his employment under this Agreement, the Executive shall maintain a home office and an office at the Company’s headquarters in Santa Rosa, California. The Executive may work remotely but will travel as reasonably necessary to perform his duties hereunder, being mindful of the needs of customers, suppliers, employees and shareholders of, and other stakeholders in, the Company.

ARTICLE 3

COMPENSATION

Section 3.1. Base Salary. During his employment under this Agreement, the Employer shall pay the Executive a base salary at the annualized rate of $900,000 per year, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Employer’s then-customary payroll practices for its executives (the “Base Salary”), subject to review and adjustment by the Board (or a committee of the Board) from time to time.

Section 3.2. Annual Bonus. During his employment under this Agreement, the Executive shall be eligible to receive a discretionary annual bonus, as determined by the Board (or a committee of the Board), with a target bonus amount equal to 80% of the Base Salary (the “Target Bonus”). For fiscal year 2024, the Executive shall be entitled to receive a guaranteed minimum Annual Bonus of 80% of the Base Salary, without pro-ration. In all subsequent calendar years, the Annual Bonus is not guaranteed and shall be payable or not in the sole discretion of the Company based on a variety of factors, including but not limited to the achievement of Company and individual performance objectives (to be set by the Board (or a committee of the Board) in consultation with the Executive) and to the Executive otherwise meeting all Company bonus plan requirements. Except as otherwise set forth in this Agreement, the payment of any Annual Bonus described herein will be made at the same time annual bonuses are generally paid to other similarly situated employees of the Company and will be subject to the Executive remaining employed in good standing on the bonus payment date to receive a bonus.

Section 3.3. Signing Bonus. The Executive shall be eligible to receive a one-time signing bonus in an amount equal to $326,000, less applicable payroll deductions and required withholdings (the “Signing Bonus”). The Signing Bonus will be payable in two equal lump-sum installments with the first installment being paid on the six (6)-month anniversary of the Effective Date and the second installment being paid on the twelve (12)-month anniversary of the Effective Date, provided, in each case, that the Executive must be employed in good standing on each such date to receive the applicable installment.

ARTICLE 4

BENEFITS AND EXPENSES

Section 4.1. Benefit Plans and Programs. The Executive shall be entitled to participate in all benefit plans and programs generally available to other employees of the Employer on the same basis and to the same extent as other employees. Without limitation of the foregoing, the Executive shall be entitled to take unlimited paid vacation and sick time at such times as he deems reasonable, in his good faith judgement, subject to the reasonable needs of the Company’s business. Such paid vacation is not a form of additional wages, but rather a benefit that is important to the Executive’s well-being and he is encouraged to use it at his discretion. Paid time off shall not be subject to accrual. The Executive shall also be eligible for all other holiday and leave pay generally available to other similarly-situated executives of the Company.

Section 4.2. Corporate Housing. During his employment under this Agreement, the Company shall provide the Executive with corporate housing in the Santa Rosa, California area. To the extent the provision of such housing is treated as taxable to the Executive by the Company, the Company shall provide the Executive with an additional cash payment in an amount sufficient to reimburse the Executive for the payment of all Federal, state and local income, earnings and employment taxes on such taxable amount and on such gross-up amount (determined at the highest marginal rates for Federal, state and local income and earnings taxes applicable to the Executive).

Section 4.3. Business and Travel Expenses. During his employment under this Agreement, the Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in the course of performing his duties under this Agreement that are consistent with the Company’s policies as in effect from time to time with respect to business travel, entertainment and other business expenses, subject to the Executive’s presentation, at the Company’s request, of an itemized written statement and verification, and to any other Company requirements applicable generally with respect to reporting and documentation of such expenses. Notwithstanding the forgoing, the Executive shall be entitled to travel business class (and, if business class is not available on a specific flight (i.e., only two (2) classes of service), then first-class) on all air travel performed in connection with his services under this Agreement.

Section 4.4. Automobile Allowance. During his employment under this Agreement, the Executive shall be entitled to receive an annual reimbursement for the Executive’s business usage of a personal automobile in an amount equal to $18,000.

ARTICLE 5

TERMINATION OF EMPLOYMENT

Section 5.1. Termination for Cause; Voluntary Termination without Good Reason; Disability; Death.

(a)
The Company or the Employer may terminate the Executive’s employment hereunder at any time for Cause (as defined in Section 8.17(a) of this Agreement) upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason (as defined in Section 8.17(d) of this Agreement) upon not less than forty-five (45) days’ prior written notice to the Company. As the result of any Disability suffered by the Executive, the Company or the Employer may, upon thirty (30) days’ prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b)
If the Executive’s employment is terminated pursuant to Section 5.1(a), then the Employer shall pay or provide to the Executive the following (collectively, the “Accrued Obligations”):
(i)
the Executive’s accrued but unpaid Base Salary through the final date of the Executive’s employment by the Employer (the “Termination Date”), payable on the Termination Date;
(ii)
any accrued and unreimbursed business expenses incurred prior to the Termination Date; and
(iii)
any amounts or benefits that are vested amounts or vested benefits (including, without limitation, equity compensation) or that the Executive is otherwise entitled to receive under any plan, program, policy or practice on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 5.2. Termination Without Cause or Resignation for Good Reason.

(a)
The Company or the Employer may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon written notice to the Executive. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof stated in Section 8.17(d) of this Agreement.

(b)
If the Executive’s employment is terminated without Cause or for Good Reason, then, subject to Sections 5.3 and 5.4 of this Agreement, the Employer shall pay or provide to the Executive:
(i)
the Accrued Obligations;

(ii) payment of a sum equal to eighteen (18) months of the Executive’s annual Base Salary as of the Termination Date (the “Severance Payments”), such sum to be paid out to the Executive in monthly installments over eighteen (18) consecutive months, commencing on the next regular pay date of the Employer following the date the Release (as defined in Section 5.3 of this Agreement) becomes effective and is no longer subject to revocation, provided that, if the period during which the Executive may execute and revoke the Release includes portions of more than one calendar year, any monthly installments that would otherwise occur in the first calendar year shall be delayed until the second calendar year; and

(iii) if Executive elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay, or reimburse the Executive for, the premium for such coverage in accordance with COBRA, beginning the first day of the calendar month following Executive’s Termination Date and ending on (A) the eighteen (18)-month anniversary of such date, (B) the date the Executive ceases to be eligible for COBRA or (C) the date Executive, his spouse and eligible dependents, if applicable, commence coverage under another employer’s medical, dental and vision plans, whichever is sooner (such reimbursement, the “COBRA Benefit”).

Section 5.3 Release Agreement. The Employer’s payment of the Severance Payments and COBRA Benefit shall be contingent upon the Executive executing a release of claims against the Company, the Employer and their respective related parties in substantially the form attached hereto as Exhibit A (the “Release”) and the Release becoming effective (and no longer subject to revocation) within thirty (30) days following the Termination Date. It is understood and agreed that the Release becoming effective and no longer subject to revocation is an express condition precedent to the Employer’s obligations under Section 5.2(b)(ii) and Section 5.2(b)(iii).

Section 5.4 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date, and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. The amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Executive’s lifetime and the lifetime of the Executive’s eligible dependents, and the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit. In no event whatsoever shall the Company or the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.5 Parachute Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that the Executive would retain a greater amount on an after-tax basis than the Executive would retain absent such reduction, such that the value of the Total Payments that the Executive is entitled to receive will be $1 less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the Executive within fifteen (15) days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. Any reduction in payments and/or benefits pursuant to this Section will occur in the following order: (a) cash payments; (b) equity-based payments that are taxable; (c) equity-based payments that are not taxable; (d) equity-based acceleration; and (e) other non-cash benefits payable to the Executive.

ARTICLE 6

CONFIDENTIALITY

Section 6.1. Confidentiality. The Executive agrees to execute and be bound by the confidentiality agreement attached hereto and incorporated herein by reference as Exhibit B (the “Confidentiality Agreement”). The Executive expressly acknowledges and agrees that the Executive’s obligations under the Confidentiality Agreement shall survive the termination of this Agreement and of the Executive’s employment in accordance with the terms thereof.

ARTICLE 7

ARBITRATION

Section 7.1. Arbitration. The parties agree that, except as set forth in Section 8.3, any dispute, claim or controversy concerning the Executive’s employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in California in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of which can be obtained from www.jamsadr.com/rules-employment-arbitration) or the then-current rules as adopted by the arbitration company agreed to by the Executive and the Company. The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the parties’ claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on the parties to the arbitration. To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes between them on an individual basis only. The parties agree that they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties. The parties agree, to the extent required by law, that the Company will pay those costs specific to the arbitration process including the cost of the arbitrator. The parties agree, to the extent allowed by law, that the prevailing party in arbitration shall be entitled to recover fees and costs associated with the arbitration including, but not limited to, attorneys’ fees as determined by the arbitrator. Any disputes regarding whether the parties may pursue a class, collective, or representative action in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1. Entire Agreement. This Agreement, when executed, contains a complete statement of all the terms of the arrangements between the Executive, on the one hand, and the Company, the Employer or any other affiliate of the Company, on the other hand, with respect to the Executive’s employment by the Employer and supersedes all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the Executive’s employment and service and the other subject matter hereof, except for any covenants or agreements regarding non-competition, non-solicitation, confidentiality and related matters that the Executive might also make in writing with or to the Company or the Employer (which covenants or agreements shall remain in full force and effect notwithstanding the execution of this Agreement). For the avoidance of doubt, Exhibit A and Exhibit B to this Agreement are part of this Agreement. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promises or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 8.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and, in the case of a courier service, upon the next business day after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Vintage Wine Estates, Inc.

937 Tahoe Boulevard

Incline Village, NV 89451

Attention: Patrick A. Roney

If to the Executive, to:

Seth Kaufman

[* * *]

Any person named above may designate another address by giving notice in accordance with this Section to the other person named above.

Section 8.3. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law. To the extent that any claim or action arising out of this Agreement or the Executive’s employment by the Company or the Employer or termination therefrom cannot be arbitrated under Section 7.1 of this Agreement, such claim or action shall be brought and heard in the state and federal courts of the State of California, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Section 8.4. Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 8.5. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision into this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting or reducing it to be enforceable to the extent compatible with then-applicable law.

Section 8.6. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

Section 8.7. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 8.8. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns. This Agreement shall also be binding upon the Executive and inure to the benefit of the Executive and the Executive’s heirs, administrators, executors, and assigns. The Executive shall not assign or delegate his duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 8.9. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements, and other instruments, and shall take all other actions, as may be reasonably necessary or desirable to perform his or its obligations under this Agreement.

Section 8.10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 8.10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 8.11. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Employer, the Company or one of their respective affiliates. None of the Company, the Employer or any of their respective affiliates shall be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company, the Employer or any of their respective affiliates shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, the Employer or any of their respective affiliates, on the one hand, and the Executive or any other person, on the other hand. To the extent that any person acquires a right to receive payments from the Company, the Employer or any of their respective affiliates hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor. The Executive shall not look to the owners of the Company, the Employer or any of their respective affiliates for the satisfaction of any obligations of the Company, the Employer or any of their respective affiliates under this Agreement. Any obligation of the Employer or the Company under this Agreement may be satisfied by any affiliate of the Employer or the Company, respectively.

Section 8.12. Tax. The Employer or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Employer to satisfy all obligations for the payment of such withholding taxes. Notwithstanding any other provision of this Agreement, none of the Company, the Employer or their respective affiliates will be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to him hereunder, and the Executive will be responsible for any taxes imposed on him with respect to any such payment.

Section 8.13. Advisor Fees. Subject to the Executive’s presentation, at the Company’s request, of an itemized written statement and verification, and to any other Company requirements applicable generally with respect to reporting and documentation of expenses, the Executive shall be promptly reimbursed for all properly documented attorneys’ and tax advisors’ fees incurred by the Executive in connection with the Executive’s review and negotiation of the terms of this Agreement and any ancillary documents, in an amount not to exceed $15,000 in the aggregate.

Section 8.14. Whistleblowing. Notwithstanding anything in this Agreement (or in any related ancillary agreement or document or otherwise) to the contrary, nothing in this Agreement (or in any such ancillary agreement or document or otherwise) prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations; for purpose of clarification, the Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934. Further, no Company or Employer policy or individual agreement between the Company or the Employer and the Executive shall prevent the Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., SEC, Equal Employment Opportunity Commission, National Labor Relations

Board, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company and the Employer nonetheless assert and do not waive attorney-client privilege over any information appropriately protected by privilege.

Section 8.15. Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policies (if any) as may be in effect from time to time, including specifically as required to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Section 8.16. Survival. The terms of ARTICLES 6 and 7 of this Agreement shall survive the termination of this Agreement and Executive’s employment hereunder.

Section 8.17. Definitions. The following definitions apply to this Agreement:

(a)
“Cause” means the Executive’s (i) indictment of, or guilty plea or plea of no contest to, a felony or other crime involving dishonesty, theft or moral turpitude; (ii) commission of a fraudulent or illegal act in respect of the Company or the Employer; (iii) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or the Employer or intentional and repeated disregard by the Executive of lawful and reasonable directions given by the Board; (iv) failure to perform the Executive’s duties under this Agreement (other than any such failure resulting from illness or injury) that is, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company or the Employer (monetarily or otherwise); (v) material violation of the Company’s or the Employer’s written policies or procedures in effect from time to time that is, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company or the Employer (monetarily or otherwise); or (vi) material breach of the Executive’s representations, warranties, covenants and other obligations under the this Agreement; provided, however, to the extent that any failure, violation or breach described in clauses (iv), (v) or (vi) is able to be cured, then such violation, failure or breach shall not constitute “Cause” unless the Company provides the Executive with written notice of such violation, failure or breach and the Executive fails to cure such violation, failure or breach within thirty (30) days of receipt of such notice.

(b)
“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Disability” means a determination by the Company in accordance with applicable law that because of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one-hundred-twenty (120) days (whether consecutive or non-consecutive) during any twelve (12)-month period.

(d)
“Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive: (i) a material reduction in the Executive’s Base Salary or Target Bonus opportunity; (ii) a material diminution in the Executive’s title, duties, authorities, or responsibilities; (iii) the Company’s or the

Employer’s material breach of the Company’s or the Employer’s obligations under this Agreement or any other material written agreement between the Executive and the Company or the Employer; or (iv) any requirement that the Executive relocate his principal executive office or residence to a location that is more than twenty (20) miles from such location on the Effective Date. “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s or the Employer’s acts or omissions that the Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company and the Employer shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (2) the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s or the Employer’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COMPANY

VINTAGE WINE ESTATES, INC.

By: /s/ Patrick Rooney_______

Name: Patrick Roney

Title: Executive Chairman of the Board

EXECUTIVE

_/s/ Seth Kaufman________
Name: Seth Kaufman

Exhibit

Exhibit A (Employee Confidentiality and Intellectual Property Assignment Agreement)

EXHIBIT A

FORM OF RELEASE

This Release (this “Release”) is dated _____________, 20__, by Seth Kaufman (“Executive”) in favor of the Releasees (as defined below).

WHEREAS, pursuant to the Employment Agreement (the “Employment Agreement”), by and between Executive and Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), dated June ___, 2023, the Employer (as defined in the Employment Agreement) has agreed to pay Executive the consideration described in the Employment Agreement (the “Severance”), subject to the terms and conditions described in the Employment Agreement; and

WHEREAS, pursuant to the Employment Agreement, Executive is required to execute and not revoke this Release as provided in the Employment Agreement in order to receive the Severance.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive agrees as follows:

1.
Release in Full of All Claims. In exchange for the Severance and other good and valuable consideration as provided in accordance with the terms of the Employment Agreement, Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company and the Employer, including their respective past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, direct or indirect affiliates, parent entities, subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Executive signs this Release, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment with the Company, the Employer or any of their affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company, the Employer and the other Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, and applicable state laws, including, but not limited to, the California Fair Employment and Housing Act (Cal. Govt. Code § 1290 et seq.); the California Worker Adjustment and Retraining Notification Act; the Unruh Civil Rights Act (Cal. Civil Code §§ 51 to 51.3); the California Government Code; the California Labor Code; the California Business and Professions Code; the California Family Rights Act (Cal. Govt. Code § 12945.1 et seq.); the California Constitution; applicable California Industrial Welfare Commission Wage Orders; the New Jersey Law Against Discrimination (N.J. Stat. Ann. §§ 10:5-12 et seq.); the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §§ 34:19-1 et seq.); the New Jersey Civil Rights Act (N.J. Stat. Ann § 10:6-2); the New Jersey Family Leave Act (N.J. Stat Ann. §§ 34:11B-1 et seq.); the New Jersey Wage and Hour Law (N.J. Stat. Ann. §§ 34:11-56a et seq.); the New Jersey Workers’ Compensation Law’s anti-retaliation provisions (N.J. Stat. Ann. §

34:15-39.1 et seq.); the New Jersey Wage Payment Law (N.J. Ann. Stat. §§ 34:11-2 et seq.); the New Jersey Security and Financial Empowerment Act (N.J. Stat. Ann. §§ 34:11c-1 et seq.); the New Jersey Family Leave Insurance provisions (N.J. Ann. Stat. §§ 43:21-37 et seq.); the New Jersey Earned Sick Leave Law (N.J. Ann. Stat. §§ 34:11d-1 et seq.); the New Jersey Construction Safety Act (N.J. Ann. Stat. §§ 34:5-166 et seq.); the New Jersey Worker Health and Safety Act (N.J. Ann. Stat. §§ 36:6A-1 et seq.); the Jake Honig Compassionate Use Medical Cannabis Act (N.J. Ann. Stat. §§ 24:6I-1 et seq.); and Section 34:6B-1 of the New Jersey Code prohibiting discrimination against persons who do or do not use tobacco, in each case, as amended (if applicable); or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices; provided, however, that Executive specifically does not release any rights or claims to unemployment compensation or workers’ compensation benefits.

Notwithstanding the foregoing, Executive does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company or the Employer (or an affiliate thereof) that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended; (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934; (D) give up his rights to enforce the terms of the Employment Agreement and this Release; and/or (E) release any claims to challenge the validity of this Release under the ADEA or any claims that Executive cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Executive from filing a charge with or participating in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Executive acknowledges that this Release waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

Executive agrees that no fact, event, circumstance, evidence or transaction, which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Executive acknowledges that Executive fully understands the following provisions of Section 1542 of the California Civil Code:

A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release AND THAT, if known by him or her, WOULD have materially affected his or her settlement with the debtor OR RELEASed PARTY.

Executive expressly and voluntarily waives each and all claims, rights or benefits Executive has or may have under Section 1542 of the California Civil Code to the fullest extent that Executive may lawfully waive such claims, rights and benefits in connection with this Release. Executive further acknowledges and agrees that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

“No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.”

2.
No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Employer providing the consideration described above and entering into this Release, the Company and the Employer, including their respective past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, and the other Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or his heirs, executors, administrators, assigns, agents, or other representatives.

Executive and the Company further understand and agree that the Employment Agreement and this Release shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Employment Agreement and this Release to any appropriate forum in the event of an alleged breach of the Employment Agreement and this Release or a claim by either party concerning the enforceability or interpretation of the Employment Agreement and this Release.

3.
ADEA/OWBPA Waiver & Acknowledgement. Executive understands that this Release includes a release of any claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Release. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Release, and hereby waives such claims. Executive understands that any claims under the ADEA that may arise after the date this Release is executed by Executive are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Executive, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act: (a) is advised to consult with an attorney before executing this Release; (b) has, at his option, at least twenty-one (21) days to consider this Release; (c) may revoke this Release at any time within the seven (7)-day period following his execution of this Release (the “Revocation Period”); (d) is advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Release.

Executive may revoke this Release by delivering a written notice of revocation to [name of contact], [contact title] at [contact address] or by email at [contact email address]. For this revocation to be effective, such written notice must be received by such person at the address set forth above no later than the close of business on the seventh (7th) day after Executive signs this Release. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period. Executive understands and acknowledges that if he revokes this Release within the

Revocation Period, Executive will not receive any Severance and will be required to repay any Severance previously paid.

4.
Governing Law. This Release shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of California.
5.
Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision. Notwithstanding the foregoing, if this Release is invalidated, the Employer shall have no obligation to pay any Severance.
6.
Voluntary Execution. Executive acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Release. Further, Executive acknowledges that he has received a copy of this Release on June ___, 2023, and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Subject to Section 8.13 of the Employment Agreement, Executive will be responsible for any attorneys’ fees incurred in connection with the review of this Release by his attorneys. This Release may be executed in counterparts and by signatures transmitted by fax or email. Executive acknowledges that this Release may not be executed prior to Executive’s last day of employment, and if Executive executes this Release prior to his last day of employment, it is null and void. The offer to enter into this Release shall remain open for twenty-one (21) days following Executive’s last day of employment, after which time it shall be deemed withdrawn without further action or notice by the Company. Executive will not receive any Severance if this Release is not executed on or prior to the twenty-first (21st) day following his last day of employment and will be required to repay any Severance previously paid.
7.
No Assignment of Claims. Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.
8.
Successors and Assigns. This Release shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Dated: _____________________________ _________________________________

Name: Seth Kaufman

EXHIBIT B

Employee Confidentiality and Intellectual Property Assignment Agreement
(this “Agreement”)

1. Confidentiality. While working or performing services for Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), Seth Kaufman (the “Executive”) may develop or acquire knowledge in the Executive’s work or from directors, officers, employees, agents or consultants of the Company, of Confidential Information (as hereinafter defined) relating to the Company, its business and/or its potential business. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding customer lists, pricing, customer contracts, employee evaluations and employee performance information, trade practices, source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is (a) known to the Executive prior to his employment by the Company, or (b) generally available to the public or generally known in the Company’s industry, other than information that has become generally available as a result of the Executive’s direct or indirect act or omission in violation of this Agreement.

With respect to Confidential Information of the Company:

(a) The Executive will use Confidential Information only in the performance of the Executive’s duties for the Company. The Executive will not use Confidential Information at any time (during or after Executive’s employment with the Company) for the Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company;

(b) The Executive will not disclose Confidential Information at any time (during or after Executive’s employment with the Company) except (i) in the course of the Executive’s employment by, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof), provided that the Executive shall, unless he is legally prohibited from doing so, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Company to obtain a protective order or similar treatment;

(c) The Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal;

(d) The Executive will safeguard the Confidential Information by all reasonable steps and abide by all written policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes; and

(e) The Executive will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company to the Company when the Executive’s employment relationship with the Company terminates or otherwise on demand. The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

2. Assignment of Developments. The Executive represents that he will disclose promptly and fully to the Company and to no one else: (a) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by the Executive (“Developments”), solely or jointly with others, during the course of the Executive’s employment with the Company that (i) are related to any of the products or services being researched, developed, distributed, manufactured or sold by Company or which may be used in relation therewith or (ii) result from tasks assigned to the Executive by the Company; and (b) any Development made using the time, materials or facilities of Company, even if such Development does not relate to any of the products or services being researched, developed, distributed, manufactured or sold by the Company and may not be used in relation therewith. The Executive agrees that all such Developments listed above and the benefits thereof have been, are and shall immediately continue to become the sole and absolute property of the Company from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. The Executive has no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all of the Executive’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive has, may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of the Company. The Executive also hereby assigns to the Company, or waives if not assignable, all of the Executive’s “moral rights” in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. The Executive agrees to assist the Company without charge for as long thereafter as may be necessary: (1) to apply, obtain, register and renew for, and vest in, the Company’s benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that the Company is unable to secure the Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the

Executive’s agents and attorneys-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive. The parties acknowledge this Section may not apply to any Developments that qualify fully under Section 2870 of the California Labor Code. The Executive shall, however, disclose in writing by attaching to this Agreement a list of any Developments that the Executive believes meet the criteria of Section 2870 (indicating whether the Executive believes that such Developments are covered by Section 2870). The Company shall hold any such disclosure in confidence in accordance with the provisions of this Agreement. Attached hereto as Exhibit 1 is a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by the Executive prior to the date hereof to which the Executive has any right, title or interest, which are subject to California Labor Code Section 2870 and which relate to the Company’s proposed business, products, or research and development. The items on Exhibit 1, and only those items, shall be excluded from the restrictions set forth in this Agreement.

3. Exception to Assignments. IF THE EXECUTIVE IS HIRED BY THE COMPANY TO PRIMARILY PERFORM SERVICES IN CALIFORNIA, THEN THE PROVISIONS OF SECTION 2 REQUIRING ASSIGNMENT DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS ATTACHMENT 1. The Executive understands that nothing in this Agreement is intended to expand the scope of protection provided to the Executive by the code section attached as Attachment 1. Further, if the Executive is hired by the Company to primarily perform services in a state other than California, to the extent that state has any law similar to that set forth in Attachment 1, the applicable state law restrictions shall apply to this Agreement.

4. Obligations to Other Persons. The Executive represents and warrants that he is not a party to or otherwise bound by any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of the Executive’s duties to the Company. The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others, including, without limitation, the Executive’s former employers, if any.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June ___, 2023.

COMPANY

VINTAGE WINE ESTATES, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

EXECUTIVE

______________________________
Name: Seth Kaufman

EXHIBIT 1

None.

ATTACHMENT 1

Sections 2870 to 2872 of the Labor Code of the State of California provide that:

Section 2870:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871: No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872: If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Separation Agreement and Release of All Claims

Terry Wheatley (“Employee”) and Vintage Wine Estates, Inc., a Nevada Corporation, make this Separation Agreement and Release of All Claims (this “Agreement”) for Employee’s mutual and orderly separation from employment with the Company. Employee and the Company will be referred to herein collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company pursuant to that certain Employment Agreement between Employee and the Company dated June 7, 2021 (the “Employment Agreement”); and

WHEREAS, the Company and Employee have agreed that Employee’s employment with the Company shall end on the Separation Date (defined below); and

WHEREAS, notwithstanding anything contrary in the Employment Agreement, the Company desires to provide the benefits described herein in exchange for Employee’s acceptance of this Agreement.

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.
Voluntary Resignation, Required Payments and Return of Company Property.

a.
Pursuant to Section 5.1(a) of the Employment Agreement, Employee voluntarily resigns her employment with the Company effective as of July 19, 2023 (the “Separation Date”). The Company and Employee agree that for the purposes of the Employment Agreement, Employee’s termination of Employment is a voluntary resignation without Good Reason (as defined by the Employment Agreement). To the extent that any such requirements exist, the Company and Employee mutually agree to waive any requirements under the Employment Agreement or other agreement relating to the form of notice or notice period of such voluntary resignation and understand that Employee shall not be entitled to any payment for such waived notice period. Effective as of the Separation Date, Employee also resigns from each and every other position Employee holds as a director, officer, manager, employee, and any other comparable position, as applicable, of the Company and its subsidiaries and affiliates.

b.
The Company shall pay the Accrued Obligations (as such term is defined in the Employment Agreement) in accordance with the Employment Agreement. In order to receive reimbursement, Employee agrees to submit all reimbursable business expenses incurred during the term of Employee’s employment by August 1, 2023. All reimbursable business expenses must contain a valid invoice or receipt for the expense incurred. Except as set forth herein or as otherwise required by law, all of Employee’s employment benefits shall terminate on the Separation Date. The Company shall provide Employee with notice of Employee’s rights to benefits continuation at Employee’s cost.

c.
Employee acknowledges that as a result of her resignation, she is not otherwise entitled to any of the severance benefits under the Employment Agreement or any other Company plan, policy or practice. Employee shall also be responsible for her own expenses associated with negotiating the terms of this Separation Agreement and any other agreements with the Company.

d.
Except as set forth below, by no later than the Separation Date, Employee, or Employee’s personal representative, shall return all documents, information and property of the Company in Employee’s possession or control, including all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smartphones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored or in whatever format) relating to the business of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), the Company Group’s customers and clients, the Company Group’s prospective customers and clients, and the Company Group’s past, present and prospective employees and financial advisors. Employee understands and agrees that Employee may not retain any company document or information or copies thereof in any format whatsoever without express written consent of the Company or as required by applicable law. Notwithstanding the foregoing, the Parties agree that Employee may retain her Company issued laptop; provided that prior to the Separation Date the Company will mirror the hard-drive and remove any Company information from the laptop.

2.
Consideration. In consideration of Employee executing and not revoking this Agreement, the Parties agree as follows:

a.
The Company shall pay Employee a total severance payment of One Million Two Hundred Sixty-Nine Thousand Dollars ($1,269,000) (the “Severance Payment”), less applicable withholdings, which is equal to three (3) years of Employee’s annual base salary as of the Separation Date. The Severance Payment shall be paid in the form of salary continuation in monthly installments over twenty-four (24) consecutive months, commencing on the next regular pay date of the Company following the Effective Date (defined below) of this Agreement.

b.
In addition to the Severance Payment, the Company shall pay Employee a separate payment of One Hundred Twenty Five Thousand Dollars ($125,000.00) (the “Lump Sum Payment”), less applicable withholdings. The Lump Sum Payment shall be made within thirty (30) days of the Effective Date of this Agreement.

c.
Promptly after Employee’s execution of this Agreement, Company and Employee shall use good faith reasonable efforts to enter into an Asset Purchase Agreement, and certain ancillary agreements as determined reasonably necessary by Company and Employee, for the sale of certain assets of the Company to Employee, subject to certain other payment obligations by Employee, as further set forth therein.

d.
If Employee elects health insurance continuation through COBRA, the Company shall reimburse Employee for the cost of such health insurance continuation coverage through December 31, 2023. Such reimbursements shall be made within thirty (30) day of the Company’s receipt of proof of payment from Employee.

e.
The benefits described in the above subsections shall be referred to as the “Benefits.” Employee agrees that Employee (i) is not entitled to the Benefits absent this Agreement and (ii) is not entitled to any other compensation (including, but not limited to, salary or bonuses), benefits, or payments of any kind or description from the Company, from or under any other promise, contract or agreement of any kind or description between Employee and any of Employee’s affiliates or related parties, on the one hand, and the Company or any member of the Company Group, on the other hand.

3.
Waiver and Release.

a.
Except as set forth in Section 3(f) below, Employee for Employee’s own self and Employee’s affiliates, executors, heirs, successors and assigns, in consideration of the benefits provided in Section 2 of this Agreement, does hereby fully and forever discharge and release the Company, the Company Group, and all of their parents, subsidiaries and affiliates, and with respect to each of the foregoing, its owners, agents, officers, shareholders, members, directors, employees, successors and assigns and each and all of the foregoing ( collectively with Employee referred to in this Agreement as the “Released Company Parties”), individually and collectively, from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims or liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually or collectively “Claims”) that Employee now has or may in the future have, or that any person or entity may have on Employee’s behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to Employee’s signing of this Agreement, including, without limitation, all Claims arising from Employee’s employment with the Company, any promise, contract or agreement between Employee and Released Company Parties, Employee’s separation from employment with the Company, Employee’s other relationships and dealings with the Company and other Released Company Parties, and the termination of such other relationships or dealings. Employee hereby waives any and all such legal rights and Claims of any type or description that Employee has or might have against the Company and/or any of the other Released Company Parties. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential Claims that Employee may have against the Company, whether now known or unknown, except as specifically provided otherwise in this Agreement.

b.
Employee agrees to fully and forever release all legal rights and Claims against the Released Company Parties, whether or not presently known and including future legal rights and Claims if based in whole or in part on acts or omissions occurring before Employee executes this Agreement. Employee agrees that the legal rights and Claims that Employee is giving up include, but are not limited to, legal rights and Claims, if any, under all State and Federal statutes that protect individuals from discrimination in employment, such as the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family and Medical

Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Employee Retirement and Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), Federal and State False Claims Acts, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, and any similar Federal, State or local statute, regulation or order.

c.
Employee furthers agree that the legal rights and Claims that Employee is giving up include any rights or Claims relating to any oral or written promise, agreement or contract of employment with the Company and/or other Released Company Parties, express or implied, or any oral or written promise, agreement or contract, express or implied, purporting to establish terms and conditions of employment. The Parties to this Agreement agree that any promise, agreement or contract concerning the employment of Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied is hereby terminated, is null and void, and has no further force or effect.

d.
Employee understands and agrees that the release provided in this Agreement also includes any and all Claims for defamation; wrongful discharge; constructive discharge; breach of contract (including employment contracts or collective bargaining agreements); breach of implied contract; breach of the covenant of good faith and fair dealing; tortious interference with business and/or contractual relationship (or prospective relationship); retaliatory discharge; whistleblower's claims (if waivable); estoppel of any kind; common-law intentional torts; negligence; intentional or negligent infliction of mental or emotional distress; discrimination, harassment and/or retaliation or wrongful action that has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule; and any Claims against Released Company Parties for attorneys’ fees, liquidated damages, civil penalties, compensatory damages, punitive damages, costs, interest or any other kind of penalties or damages that exist or may exist as of the date that Employee signs this Agreement.

Employee agrees that the complete release set forth in this Agreement is intended to apply to Claims that Employee does not presently know to exist. Subject to the representations and warranties contained in this Agreement, Employee understands that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. Employee acknowledges that Employee is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby waives and relinquishes to the fullest extent every right or benefit which Employee has or may have under Section 1542 and under any similar or analogous law of any other applicable jurisdiction with regard to the subject matter of this Agreement.

e.
Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of Claims or rights related to the following matters (the “Excluded Matters”), in each case only to the extent that a Claim or right is directly related to such Excluded Matter: (i) Employee’s vested rights, if any, under any qualified retirement plan in which she participates (e.g., 401(k) benefits); (ii) Employee’s COBRA, unemployment insurance and workers’ compensation rights, and (iii) all rights that Employee has to be indemnified by any Released Party (as described in Section 7(a) below). Additionally, nothing in this Agreement shall be construed to constitute a waiver of (i) any Claims that Employee may have against the Released Company Parties that arise from acts or omissions that occur after the date of Employee’s execution of this Agreement, (ii) Employee’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant and truthful information to or otherwise cooperate with any governmental authority -- including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), and, as further set out in Section 9 below, the Securities and Exchange Commission (“SEC”) -- regarding a possible violation of law or respond to any inquiry from such governmental authority, including an inquiry about the existence of this Agreement or its underlying facts, (iii) Employee’s right to communicate with any government agency or right to participate in any regulatory or law enforcement investigation, including their right to report any suspected violations of law, and (iv) any Claims Employee cannot waive as a matter of law. Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law or as set forth in Section 9. Finally, the release of all Claims set forth in this Section 3 does not affect Employee’s rights as expressly created by this Agreement and does not limit Employee’s ability to enforce this Agreement.

f.
This Waiver and Release includes, but is not limited to, a waiver, discharge and release by Employee of the Released Company Parties from any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, liquidated damages, punitive damages, equitable forms of relief, as well as any Claims for attorneys’ fees or costs, civil penalties and/or interest, which may arise from any of the Claims waived, discharged or released.

4.
Enforcement and Legal Actions. The Parties agree that this Agreement may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local. This Agreement may be used as a complete defense in the future should Employee (or anyone on Employee’s behalf) bring a lawsuit or complaint based on any Claim that has been released, and if the Company successfully enforces the Waiver and Release in Section 3 above in a lawsuit or complaint involving Claims under any statute, Employee will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending such lawsuit or complaint, except as prohibited by the ADEA or other law.

5.
Continuing Obligations; Restrictive Covenants. Employee specifically acknowledges and agrees to fully comply with Employee’s continuing obligations under the Employment Agreement and Employee Confidentiality and Intellectual Property Assignment Agreement executed by Employee. Employee acknowledges that the Company’s agreement to provide the Benefits described in Section 2 are conditioned upon Employee’s compliance with all of Employee’s continuing obligations under the Employment Agreement, the Employee Confidentiality and Intellectual Property Assignment Agreement, and this Agreement and, as a result, Employee understands and agrees that Employee’s breach of any of her continuing obligations under such agreements shall result the cancellation of the Benefits.

6.
Confidentiality of Agreement. Employee agrees that, except as provided in Section 9 below, neither Employee nor any of Employee’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which Employee believes Employee could have made or asserted against the Released Company Parties, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to the Vice President of Human Resources within 24 hours of the receipt of such order or subpoena, so that both Employee and the Released Company Parties will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

7.
Indemnification; Cooperation; Transitional Services.

a.
Nothing in this Agreement, including the Waiver and Release in Section 3 is intended as, or shall be deemed or operate as, a release by Employee of any right that Employee has prior to the execution of this Agreement to be indemnified by any Released Company Party or to coverage under any directors and officers’ insurance policy and any run-off policy thereto.

b.
Following the Separation Date, Employee agrees to cooperate fully, upon the reasonable request of the Company or any Released Company Party, in assisting such party with: (i) any investigation, audit or review by the Company or Released Company Party, (ii) any investigation, audit or review or by any federal, state or local regulatory, quasi-regulatory or self-regulatory organization, and (iii) any actual or threatened claim, lawsuit or proceeding, in all cases, that relate in any manner to events occurring during Employee’s employment with the Company or Employee’s past or present obligations to any of the Released Company Parties. Such cooperation shall include, but not be limited to (taking into account Employee’s personal and professional obligations), being reasonably available to meet and speak with officers or employees of the Company or applicable Released Company Party, and/or their counsel, at reasonable times and locations, executing accurate and truthful documents, giving accurate and truthful testimony, and taking such other actions as may reasonably be requested by the

Company, any applicable Released Company Party, and/or their counsel to effectuate the foregoing. The Company will reimburse Employee for reasonable pre-approved out-of-pocket expenses Employee may incur in connection with such cooperation. However, Employee and the Company agree that no compensation shall be paid under any circumstances for the content or substance of any testimony in any litigation, proceeding, audit, investigation or inquiry.

c.
In consideration of the Benefits, between the Separation Date and December 31, 2023, Employee will provide up to ten days of advisory work for the Company on dates selected by the Company. Although Employee will not be entitled to any compensation in addition to the Benefits for such advisory work, the Company will reimburse Employee for any pre-approved travel expenses incurred during the course of her advisory work.

8.
Communications to Third Parties. The Parties agree that the Company shall communicate Employee’s resignation by distributing the written communications set forth on Exhibit A to the parties identified in such communications. The Parties agree that, except as provided in Section 9, below, other communications to third parties about Employee’s resignation shall be consistent with the tone and substance of Exhibit A and/or agree upon by the Parties prior to dissemination.

9.
Communications with SEC and Whistleblower Rights. Nothing contained in this Agreement shall be construed to prevent the reporting of any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent Employee from reporting information or recovering a reward as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act. The parties acknowledge and agree that no party has any duty to notify any other party prior to reporting information about a possible securities law violation to the Securities and Exchange Commission. Furthermore, the Defend Trade Secrets Act of 2016 is applicable. It provides that no employee may be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret (i) made in confidence, and solely for the purpose of reporting or investigating a suspected violation of law, to a federal, state, or local government official or to an attorney, (ii) made to an employee’s attorney if the employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, (iii) used in a court proceeding alleging retaliation if disclosed pursuant to a court order, or (iv) made in a complaint or other document filed under seal in a legal proceeding.

10.
No Disability. Employee agrees that she has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage-earning capacity during her employment with the Company or due to the termination of her employment and that she has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner, by her employment with the Company and/or the termination of her employment.

11.
No Pending Action. Subject to Section 3(e) above, Employee represents that, as of the date she executed this Agreement, Employee has not filed any charge, complaint or action in any forum against any Released Company Party.

12.
Consultation with Attorney. The Company has advised Employee and herby advises Employee in writing to consult with an attorney of Employee’s choosing, prior to signing this Agreement, concerning all of the terms of this Agreement and the termination of Employee’s employment with the Company. Employee represents that Employee has engaged and consulted with an attorney of Employee’s choice in connection with such matters.

13.
Review Period. Employee represents and warrants that the Company has given Employee at least 21 days (the “review period”) to consider all of the terms of this Agreement, and for the purpose of consulting with an attorney if Employee so chooses. If this Agreement has been executed by Employee prior to the end of the review period, Employee represents that she has freely and willingly elected to do so. Employee and the Company agree that any changes to this Agreement, whether material or immaterial, do not operate to restart the review period. Once signed, Employee will have seven (7) days to revoke the Agreement, in writing, which revocation must be submitted to the Vice President of Human Resources. If revoked, this Agreement shall not go into effect. If the Agreement is not revoked, it shall become effective on the eighth day after Employee signs it.

14.
Review of Agreement. Employee represents and warrants that Employee has carefully read each and every provision of this Agreement and fully understands all of the terms and conditions of this Agreement.

15.
Voluntary Agreement. Employee represents and warrants that Employee enters into this Agreement voluntarily of her own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

16.
Interpretation. The Parties agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.

17.
Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws, to the maximum extent possible.

18.
Arbitration. Other than a party’s right to seek injunctive relief or specific performance as provided in the Employment Agreement and this Agreement, any dispute, controversy, or claim between Employee, on the one hand, and the Released Company Parties, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. Such Arbitration shall be before a neutral arbitrators (the “Arbitrator”) licensed to practice law and familiar with employment disputes and shall take place at a location to be mutually agreed upon by the applicable parties.

If the applicable parties are unable to agree on such location, the arbitration shall be held in Sonoma County, California or if no arbitrator is available in Sonoma County in San Francisco County, California. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and subject to judicial review only as permitted by law, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration. The Arbitrator may enter a default decision against any party who fails to participate in the Arbitration. Each party shall pay for and bear the costs and fees of its own experts, evidence, and attorneys, except that, in the discretion of the Arbitrator, any award may include the costs and fees of a party’s counsel and/or its share of the expense of Arbitration if the Arbitrator expressly determines that an award of such costs and fees is appropriate to the party whose position substantially prevails in such Arbitration, and such award of costs and fees is expressly permitted by the applicable statutes and/or claims giving rise to the Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages, unless such award is expressly permitted by the applicable statutes and/or claims giving rise to the Arbitration. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 8.2 of the Employment Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Arbitrator shall render a single written, reasoned decision. The decision of the Arbitrator shall be binding upon the parties to the Arbitration. The Arbitrator shall have exclusive authority to resolve any dispute relating to the scope, validity, enforcement, interpretation, construction, applicability, effect and formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required or permitted by law, or in a proceeding to enforce any rights under this Agreement.

EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

19.
Non-Assignment. Employee warrants, represents and agrees that she has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, partnership, corporation or entity whatsoever, any of the legal rights or Claims waived or released herein.

20.
No Admission of Liability. Employee agrees that neither the Benefits provided under this Agreement, nor any term or condition of it, shall be construed at any time as an admission of liability or wrongdoing by the Released Company Parties.

21.
Third Party Beneficiaries. The Parties agree that the Released Company Parties (other than the Company) are intended third party beneficiaries of this Agreement. The Released Company Parties’ rights under this Section 21 shall be irrevocable.

22.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, Employee’s heirs and legal representatives, the Company, and the Company’s successors and assigns. The obligations of this Agreement survive the resignation of Employee’s employment, and Employee may not assign this Agreement or any of its obligations without the Company’s written consent. Employee agrees that the Company may freely assign this Agreement to a successor corporation or purchaser of its assets.

23.
Entire Agreement and Amendment. This Agreement (along with the Employment Agreement) sets forth the entire agreement and understanding between Employee and the Company with respect to the matters addressed herein and merges and supersedes all prior discussions, agreements, arrangements and understandings of every kind and nature, written or oral, about such matters between the Parties, except as otherwise provided in this Agreement. This Agreement may not be amended or modified except by a writing signed by the Parties.

24.
Section 409A. The benefits and compensation payable under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the benefits and compensation provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

25.
Counterparts. This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which shall constitute one agreement. Facsimile or electronic signature copies, including without limitation transmission by .PDF or other fixed image form or any electronic signature complying with U.S. Federal E-Sign Act of 2000 (e.g. www.docusign.com or www.echosign.adobe.com), of signed signature pages will be deemed binding originals.

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

DATED: July 19, 2023 /s/ TerryWheatley______________

Terry Wheatley

DATED: July 19. 2023 Vintage Wine Estates, Inc.

By: /s/ Jon Moramarco________________

Name: Jon Moramarco

Title: Interim Chief Executive Officer

Exhibit A

Approved Communications

(See attached)

EXHIBIT 10.3

VINTAGE WINE ESTATES, INC.
2021 OMNIBUS INCENTIVE PLAN
STOCK OPTION AWARD

[PARTICIPANTID]

[NAME]

You have been granted an option (your “Option”) to purchase shares (“Shares”) of Common Stock of Vintage Wine Estates, Inc. (the “Company”) under the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the “Plan”) effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[__________], 2023

Vesting Commencement Date:	[__________], 2023

Type of Option:	Nonqualified Stock Option

Number of Option Shares	[__________] (________)

Exercise Price per Share	$[_____]

Vesting and Exercisability:

This Option will vest with respect to 25% of the Number of Option Shares on [_____________________________________], provided in each case that you remain in continuous employment or service (as set forth in the Plan) with the Company or an Affiliate until the applicable vesting date.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Option.

Upon your termination of employment, or cessation of services to, the Company and its Affiliates (as set forth in the Plan) prior to the date the Option is fully vested, you will forfeit the unvested portion of the Option.

Termination Date:

Your Option expires at, and cannot be exercised after, the earliest to occur of:

•
The tenth (10th) anniversary of the Grant Date;
•
12 months after your termination of employment or service as a result of death;
•
Your termination of employment or service for Cause; or
•
[_____] months after your termination of employment or service for any other reason, provided that if you die during this six-month period, the exercise period will be extended until 12 months after the date of your death.

1

If the date this Option terminates as specified above falls on a day on which the stock market is not open for trading or on a date on which you are prohibited by Company policy (such as an insider trading policy) from exercising the Option, the termination date shall be automatically extended to the first available trading day following the original termination date, but not beyond the tenth (10th) anniversary of the Grant Date.

Manner of Exercise:

You may exercise your Option only to the extent it has become vested and exercisable, only if it has not terminated and only if the Company’s stockholders have approved the Plan. To exercise your Option, you must complete the “Notice of Stock Option Exercise” form provided by the Company and return it to the address or send it via facsimile or email as indicated on the form, or use the equity platform procedure prescribed by the Company. The form will be effective when it is received by the Company, but exercise will not be completed until you pay the total exercise price and all applicable withholding taxes due as a result of the exercise to the Company.

If someone else wants to exercise your Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

Your ability to exercise your Option may be restricted by the Company if required by applicable law.

No fractional Shares shall be issued pursuant to the grant or exercise of this Option. The Administrator shall determine whether the cash value of such fraction shall be paid or whether the fraction shall be canceled for no consideration.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or any other significant corporate transaction involving the Company, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Stock Option Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering or the consummation of such transaction as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

2

Restrictions on Transfer:

Your Option and all rights hereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you or your guardian or legal representative.

Taxes:

You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Option. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. To the extent that the receipt, vesting or exercise of this Option, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, exercise or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon exercise having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the exercise; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
•
Neither the Plan nor the grant the Option shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.
•
The Plan and this Option constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award

3

in reliance on any promises, representations, or inducements other than those contained herein.
•
By accepting the grant of your Option, you agree not to sell any Shares acquired in connection with your Option other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.
•
As a condition of the granting of your Option, you agree, for yourself and your legal representatives or guardians, that this Stock Option Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Stock Option Award or the Plan and any determination made by the Administrator pursuant to this Stock Option Award or the Plan shall be final, binding and conclusive.
•
Subject to the terms of the Plan, the Administrator may modify or amend this Stock Option Award without your consent as permitted by Section 15(c) or Section 17 of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of any Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Stock Option Award or that such action is in the best interest of you or any other person who may then have an interest in this Stock Option Award.
•
This Stock Option Award may be executed in counterparts.

Your Option is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Option and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Option. Capitalized terms used in this Option and not defined shall have the meanings given in the Plan.

* * * * *

4

BY ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

VINTAGE WINE ESTATES, INC.		OPTIONEE

By:
	Name	Name
Title

Date:	[__________], 2023

5

VINTAGE WINE ESTATES, INC.
NOTICE OF STOCK OPTION EXERCISE

Your completed form should be delivered to:

Phone:		Fax:		Email:
Incomplete forms may cause a delay in processing your option exercise.

OPTIONEE INFORMATION

Please complete the following. PLEASE WRITE YOUR FULL LEGAL NAME SINCE THIS NAME MAY BE ON YOUR STOCK CERTIFICATE.

Name:

Street Address:

City:		State:		Zip Code:

Work Phone #:	( ) - ____ - _____		Home Phone #:	( ) - ____ - _____

Social Security #: ____ - ____ - _____

DESCRIPTION OF OPTION(S) BEING EXERCISED

Please complete the following for each option that you wish to exercise.

Grant Date	Exercise Price Per Share	Number of Option Shares Being Purchased		Total Exercise Price (multiply Exercise Price Per Share by Number of Option Shares Being Purchased)

	$			$
	$			$
	$			$
	$			$
	$			$
Aggregate Exercise Price				$

6

VINTAGE WINE ESTATES, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

[PARTICIPANTID]

[NAME]

You have been granted an award of Restricted Stock Units (this “Award”) of Vintage Wine Estates, Inc. (the “Company”) under the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the “Plan”) with the terms and conditions set forth below.

Grant Date:	[__________], 2023

Vesting Commencement Date:	[__________], 2023

Number of Restricted Stock Units:	[__________] (________)

Vesting Schedule:

[Twenty-five percent (25%) of the Number of Restricted Stock Units will vest on each of the 1st, 2nd, 3rd and 4th anniversaries of the Vesting Commencement Date] (each, an “Installment”), provided that you remain in continuous employment or service (as set forth in the Plan) with the Company or an Affiliate until the applicable vesting date.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

Upon your termination of employment, or cessation of services to, the Company and its Affiliates (as set forth in the Plan) prior to the date the Restricted Stock Units are fully vested, you will forfeit the unvested Restricted Stock Units.

Settlement of Restricted Stock Units:

As soon as practicable after your Restricted Stock Units vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested Restricted Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Restricted Stock Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder; Dividend Equivalents:

You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Restricted Stock Units (including with respect to voting or dividends) unless and until Shares are issued upon vesting of the Restricted Stock Units. If, however, after the Grant Date and prior to the date on which the Restricted Stock Units are settled, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company stockholders you will be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you had owned a number of Shares equal to the number of outstanding Restricted Stock Units under this Agreement as of such record date. The dividend equivalents will be deemed to be reinvested in additional restricted stock units (determined by multiplying the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) and will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or any other significant corporate transaction involving the Company, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering or the consummation of such transaction as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such

2

amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such Restricted Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
•
Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.
•
The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.
•
By accepting the grant of the Restricted Stock Units, you agree not to sell any Shares acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.
•
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.
•
Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as

3

permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.
•
This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

* * * * *

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

VINTAGE WINE ESTATES, INC.		PARTICIPANT

By:
	Name	Name
Title

Date:	[__________], 2023

4

VINTAGE WINE ESTATES, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

[PARTICIPANTID]

[NAME]

You have been granted an award of Restricted Stock Units (this “Award”) of Vintage Wine Estates, Inc. (the “Company”) under the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the “Plan”) with the terms and conditions set forth below.

Grant Date:	[__________], 2023

Vesting Commencement Date:	[__________], 2023

Number of Restricted Stock Units:	[__________] (________)

Vesting Schedule:

[Twenty-five percent (25%) of the Number of Restricted Stock Units will vest on each of the 1st, 2nd, 3rd and 4th anniversaries of the Vesting Commencement Date] (each, an “Installment”), provided that you remain in continuous employment or service (as set forth in the Plan) with the Company or an Affiliate until the applicable vesting date [and ___________________________].

To the extent an Installment does not vest on a vesting date because of [____________________________________].

To the extent that an Installment has not vested by the [____] anniversary of the Vesting Commencement Date, such Installment shall be forfeited.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

Upon your termination of employment, or cessation of services to, the Company and its Affiliates (as set forth in the Plan) prior to the date the Restricted Stock Units are fully vested, you will forfeit the unvested Restricted Stock Units.

Settlement of Restricted Stock Units:

As soon as practicable after your Restricted Stock Units vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested Restricted Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Restricted Stock Units:	You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell

1

any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder; Dividend Equivalents:

You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Restricted Stock Units (including with respect to voting or dividends) unless and until Shares are issued upon vesting of the Restricted Stock Units. If, however, after the Grant Date and prior to the date on which the Restricted Stock Units are settled, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company stockholders you will be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you had owned a number of Shares equal to the number of outstanding Restricted Stock Units under this Agreement as of such record date. The dividend equivalents will be deemed to be reinvested in additional restricted stock units (determined by multiplying the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) and will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or any other significant corporate transaction involving the Company, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering or the consummation of such transaction as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

2

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such Restricted Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
•
Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.
•
The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.
•
By accepting the grant of the Restricted Stock Units, you agree not to sell any Shares acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.
•
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that

3

this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.
•
Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.
•
This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

* * * * *

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

VINTAGE WINE ESTATES, INC.		PARTICIPANT

By:
	Name	Name
Title

Date:	[__________], 2023

4

EXHIBIT 99.1

PRESS RELEASE OF VINTAGE WINE ESTATES, INC. DATED JULY 20, 2023

News Release

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Provides Business Update
and Preliminary Outlook for Fiscal 2024

•
Preliminary unaudited fiscal 2023 revenue is estimated to be $290 million with gross margin of approximately 30% to 32%
•
Announces preliminary expectations for fiscal 2024 reflecting restructuring benefits and business improvements
•
Simplification of business and reduced SKUs enables warehouse optimization, improved fulfillment execution and better accountability and productivity expected to drive gross margin expansion of an estimated 700 basis points in fiscal 2024
•
Organizational restructuring and other cost savings expected to result in approximately $20 million reduction in selling, general and administrative expense (“SG&A”) for fiscal 2024
•
Separately announced appointment of Seth Kaufman as President and CEO

INCLINE VILLAGE, NV, July 20, 2023 - Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S. with an industry leading direct-to-consumer platform, today provided an update on its simplification and cost reduction activities, progress on productivity improvements, preliminary fiscal 2023 results and fiscal 2024 expectations.

Jon Moramarco, Interim CEO, commented, “In the latter half of fiscal 2023, we shifted our strategy to benefit from our solid foundation built over 20 years, capitalize on our valuable asset base, focus on our key powerful brands, and leverage our strong and experienced team. We initiated our Five-Point Plan that we believe will enable us to drive stronger earnings power, reinforce a sustainable foundation for future growth and continue our position as a leading vintner with a strong portfolio of affordable luxury brands. We have made excellent progress with this plan by simplifying the business and taking out costs. We are driving better productivity in our bottling and canning facilities to improve gross margin. Through our identified actions, we expect to reduce annualized SG&A by more than 15%. The savings are from a combination of personnel savings, improvement of freight lanes, elimination of certain professional fees and more focused advertising spend.”

He added, “Fiscal 2024 will be a year of transition and while we expect revenue to decline, we plan for margins to measurably improve. We believe our strategy will enable the Company to better scale and grow beyond fiscal 2024. Importantly, Seth Kaufman has agreed to join us as President & CEO to drive that potential.” Separately today, the Company announced that
Mr. Kaufman will be joining VWE not later than October 30, 2023, from LVMH.

Five-Point Plan to Drive Improvements

The Company’s Five-Point Plan is centered around five priorities which include margin expansion through simplification and better execution, measurable cost reduction, disciplined cash management, monetizing assets and reducing debt and growing revenue in its key brands.

1

In the last six months, VWE has eliminated over 50% of SKUs to 2,000 and has begun to streamline internal shipping lanes and warehouse operations to reduce costs and improve productivity and safety. In addition, the Company has expanded bottling output by over 40% year-over-year. Of note, VWE has raised prices on several brands, improved pricing in tasting rooms and increased shipping costs.

As part of its restructuring plan, the Company has reduced its personnel headcount by approximately 4% in addition to the reductions made in March 2023, for expected total annualized savings of approximately $6 million. Restructuring costs are expected to be approximately $6 million to $7 million, with the majority of the expense to occur in the first quarter of fiscal 2024.

In conjunction with the restructuring, President Terry Wheatley tendered her resignation, effective July 19, 2023. Ms. Wheatley commented, “VWE has a very bright future and I believe the actions being taken now will help to deliver greater value. I am confident our people, brands, distributors and customers are in very good hands. I will enjoy watching the progress unfold.”

Other efforts by the Company to simplify the business were the sale of The Sommelier Company and sale of the Tamarack building. Additional actions driving margin improvement included the discontinuation of a less profitable customer program, realignment of brand management and improved warehouse footprint for greater efficiencies.

Cash management is focused on supply chain efficiencies and improved inventory management. Kristina Johnston, Chief Financial Officer, noted, “Ongoing conversations with our lenders continue to advance, and we expect a revised agreement with our lenders prior to reporting our fiscal year end results in September. The amended agreement should provide us the opportunity to execute on our Five-Point Plan, improve margins and cash generation and successfully progress through this transition year.”

Preliminary Unaudited Fiscal 2023 Results and Fiscal 2024 Preliminary Expectations

Preliminary unaudited financial results for fiscal 2023 are estimated to be as follows:

Preliminary unaudited revenue:	Approximately $290 million
Gross margin:	30% to 32%
SG&A:	$118 million to $122 million
Non-cash amortization expense	$7 million to $7.5 million

VWE preliminary expectations for fiscal 2024 based on execution of the restructuring and Five-Point Plan are as follows:

Revenue:	Approximately $250 million to $270 million
Gross margin:	37% to 39%, or an estimated 700 basis point improvement on lower volume
SG&A:	$95 million to $105 million, an estimated 16.5% improvement at mid-point of range
Non-cash amortization expense:	Approximately $6 million to $7 million
Estimated restructuring charges:	$6 million to 7 million

Lower expected revenue in fiscal 2024 primarily reflects approximately $33 million related to the depletion of aged bulk whiskey inventory, $6 million related to the discontinued bottled spirits program and an estimated $9 million SKU rationalization. These declines are being somewhat offset by improved pricing and higher volume in select brands. For fiscal 2024, SG&A excludes executive stock-based compensation awards expected with new leadership.

Teleconference and Webcast
The Company will host a teleconference and webcast today at 4:45 pm ET/1:45 pm PT. The call can be accessed by dialing +1.201.689.8562. Alternatively, the live webcast is available at ir.vintagewineestates.com. An audio replay of the call will be available from approximately 8:45 p.m. ET / 5:45 p.m. PT on the day of the call through Thursday, July 27, 2023. To listen to

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the audio replay, dial +1.412.317.6671 and enter the conference ID number 13740114. The webcast replay will be available at ir.vintagewinestates.com, where a transcript will also be posted once available.

About Vintage Wine Estates
Vintage Wine Estates is a family of wineries and wines whose singular focus is producing the best quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon, and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards, and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale, and exclusive brands arrangements with national retailers. While VWE is diverse across price points and varietals with over 60 brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the U.S. wine industry with the majority of brands selling in the range of $10 to $20 per bottle. The Company regularly posts updates and additional information at vintagewineestates.com.

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “estimate,” “expect,” “may,” “ongoing,” “plan,” “should,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements regarding VWE’s preliminary unaudited fiscal 2023 results, organization restructuring and other cost savings and expected results therefrom, expected results from the implementation of the Company’s Five-Point Plan, expectations reflecting restructuring benefits and business improvements in fiscal 2024, the appointment of Seth Kaufman as President and CEO, the conversations with the Company’s lenders, and the expectations and timing of an amendment to the agreement with the Company’s lenders. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s limited experience operating as a public company and its ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the ability of the Company to retain key personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking

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statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

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Contacts:

Investors Deborah K. Pawlowski Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin mvangrin@vintagewineestates.com

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EXHIBIT 99.2

PRESS RELEASE OF VINTAGE WINE ESTATES, INC. DATED JULY 20, 2023

News Release

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Appoints
Seth Kaufman as President and CEO

Demonstrated success as President & CEO, Moët Hennessy North America

INCLINE VILLAGE, NV, July 20, 2023 - Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S. with an industry leading direct-to-customer platform, today announced the appointment of Seth Kaufman as President and CEO succeeding Interim CEO, Jon Moramarco, who will continue in his role as a Director. Mr. Kaufman is expected to begin in his position at VWE no later than October 30, 2023.

For the last four years, Mr. Kaufman has been President & CEO of Moët Hennessy North America, the $2.5 billion North American wine & spirits business of LVMH (ENXTPA: MC, OTCPK: LVMU.Y). During that time, he has organically grown the business in the high single digits while increasing profitability.

Pat Roney, Executive Chairman, and Paul Walsh, Lead Independent Director, together noted, “We are excited that Seth will be joining us at this critical juncture as we transition the organization to drive stronger earnings and cash flow, focus resources on key brands for growth, simplify the organization to improve productivity and strengthen our operating processes. We believe Seth brings the talent and experience to lead us through this transition and beyond.”

Mr. Kaufman commented, “These are certainly exciting times at VWE, and while I believe there is still much work to be done, I am impressed with the progress the Company has made thus far in 2023. I believe that VWE has leading key brands that have ample runway for growth as well as a very strong asset base in its wineries, tasting rooms, customer relationships and digital marketing reach. I look forward to capitalizing on this base and building a business that can continue to grow its presence and leadership in the U.S. wine and cider market.”

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In his role at LVMH - Moët Hennessy North America, in addition to delivering strong growth, Mr. Kaufman drove margin expansion, championed disruptive, yet compliant business changes to drive outperformance, re-imagined its operating model, initiated leading eBusiness strategies and championed a step-change approach to talent management. Prior to LVMH, Mr. Kaufman progressively advanced through several roles over a nearly 20-year career at PepsiCo, Inc. (Nasdaq: PEP). His roles included among others, Senior Vice President, Pepsi Trademark & Flavors and Chief Marketing Officer, PepsiCo North America Beverages, where he was honored with the recognition by Business Insider as being ranked fifteen among the “Top 50 Most Innovative CMOs in the World.” He culminated his career at PepsiCo as President, PepsiCo North America Nutrition & The Hive Emerging Brand Unit. He began his career in the advertising sales business as Regional Market Director for a division of Interep Radio in New York City. Mr. Kaufman earned his M.B.A. from the University of Michigan, Ross School of Business and his B.S. in Television, Radio & Film Management from the Syracuse University, S.I. Newhouse School of Public Communications.

About Vintage Wine Estates
Vintage Wine Estates is a family of wineries and wines whose singular focus is producing the best quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon, and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards, and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale, and exclusive brands arrangements with national retailers. While VWE is diverse across price points and varietals with over 60 brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the U.S. wine industry with the majority of brands selling in the range of $10 to $20 per bottle. The Company regularly posts updates and additional information at vintagewineestates.com.

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “transition,” “focus,” “simplify,” “improve,” “building,” “capitalizing,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements regarding VWE’s current and future skills, capabilities, and performance of its management and executive team, and business plans and strategies. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s limited experience operating as a public company and its ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the ability of the Company to retain key personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing global pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Contacts:

Investors Deborah K. Pawlowski Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin mvangrin@vintagewineestates.com

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